UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Schedule 14A

___________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sean M. Donahue
Paul Hastings LLP
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Washington, DC 20036
(202) 551-1704

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On April 29, 2024, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a letter to its stockholders regarding WisdomTree’s 2024 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WisdomTree Sends Letter to Stockholders Outlining Company’s Strong Performance,
Recent Milestones and Strategy for Continued Growth

Files Definitive Proxy Statement for 2024 Annual Meeting of Stockholders

Strongly Urges Stockholders to Vote “FOR” All of its Highly Qualified Board Members
on WHITE Proxy Card

Encourages Stockholders to Repudiate ETFS Capital’s Misguided and Disruptive Actions

It is Time to Send Graham Tuckwell a Clear Message — Enough is Enough

NEW YORK — April 29, 2024 — WisdomTree, Inc. (NYSE: WT), a global financial innovator, today issued a letter to its stockholders regarding WisdomTree’s 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”) to be held on June 12, 2024, strongly urging its stockholders to send a clear signal of support for the Company’s Board of Directors, management team and long-term growth strategy. The letter also highlights WisdomTree’s stock price increase, positive financial performance, Board refreshment and strong commitment to generating stockholder value.

At the 2024 Annual Meeting, WisdomTree’s Board of Directors strongly urges stockholders to vote “FOR” all nine highly qualified director nominees using the WHITE proxy card: Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Rilla Delorier, Daniela Mielke, Shamla Naidoo, Win Neuger, Tonia Pankopf and Jonathan Steinberg. Stockholders are also encouraged to vote “FOR” all other matters, including to ratify the approval by our Board of Directors of the extension of the Stockholder Rights Agreement, dated March 17, 2023, as amended.

WisdomTree has filed its definitive proxy materials on Schedule 14A with the SEC in connection with WisdomTree’s 2024 Annual Meeting. The Company is sending its definitive proxy statement and stockholder letter to all stockholders entitled to vote as of the record date, April 19, 2024, along with the Company’s proxy card or voting instruction form.

Stockholders can find out more about the proxy vote at the 2024 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2024 Annual Meeting”: https://ir.wisdomtree.com/2024-annual-meeting-proxy-vote.

The full text of the letter is below:

April 29, 2024

Fellow WisdomTree stockholders:

At the upcoming 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”) of WisdomTree, Inc. (“WisdomTree” or the “Company”), you will have the opportunity to show your support for the Company’s proven ability to drive long-term value and growth, and the leaders we believe will continue to build on that momentum moving forward.

We are proud of our track record and are well-positioned to continue our growth trajectory in 2024 and beyond. Importantly, in 2023 and 2024-to-date we have further advanced our strategic objectives with numerous achievements, and our recent results highlighted below demonstrate that our long-term growth strategy, led by WisdomTree’s Board and management team, is realizing the full potential of our business model.

Our diverse, independent and highly qualified Board has been substantially refreshed since 2021, and all committee chair positions have been rotated and are held by female directors who joined the Board during the past three years. Each director brings valuable perspectives and extensive experience critical to overseeing WisdomTree’s strategy and performance. To continue this momentum, it is important that stockholders vote “FOR” all nine of WisdomTree’s directors, each of whom has directly supported the Company’s significant growth.

STOCK PRICE INCREASE AND POSITIVE FINANCIAL RESULTS ARE EVIDENCE OF
WISDOMTREE’S STEADFAST COMMITMENT TO GENERATING STOCKHOLDER VALUE

Sustainable organic growth, operational efficiency and disciplined capital management is our formula for revenue growth, margin expansion and accelerated EPS growth. We are succeeding and the facts speak for themselves:

•        Our stock price was up approximately 40% over the 12-month period ended April 26, 2024 and more than 30% during Q1 2024, and in March 2024 surpassed its 5-year high;

•        We have ranked among the top two of 13 companies comprised of WisdomTree and a peer group of U.S. publicly-traded asset managers1 (the “Publicly-Traded Asset Manager Peer Group”) in Total Shareholder Return over the most recent 1-, 2- and 3-year time periods and among the top four in the most recent 4-year time period;

•        Our market capitalization has increased by approximately $200 million2 since the 2023 annual meeting of stockholders, a direct indication that our strategy is delivering value creation for stockholders;

•        Five out of eight analysts covering WisdomTree now have implemented “BUY” ratings, with two analyst rating upgrades to “BUY” and one analyst initiating coverage with a “BUY” rating within the past six months;

•        Record assets under management (“AUM”) of $107.2 billion as of March 31, 2024;

•        Over three consecutive calendar years of positive inflows with $29.2 billion of cumulative inflows from January 1, 2021 through March 31, 2024, while our fee capture on flows during the past 15 months ended March 31, 2024 was 2x greater than FY 2022;

•        Best-in-class organic flow growth rate in 2023 of 13%, as compared to our Publicly-Traded Asset Manager Peer Group, with a long and sustainable runway ahead driven by a diverse product suite and nascent managed models franchise;

•        Revenue growth of 16% for FY 2023, as well as revenue growth of 18% for Q1 2024 as compared to Q1 2023;

•        Adjusted3 operating margin expansion of 540 basis points during FY 2023 and 820 basis points measured at March 31, 2024 as compared to Q1 2023; and

•        Adjusted organic4 operating margin expansion of 140 basis points during FY 2023 and 280 basis points measured at March 31, 2024 as compared to Q1 2023.

WISDOMTREE IS REALIZING POTENTIAL ACROSS ITS DIGITAL ASSETS AND BLOCKCHAIN-
ENABLED FINANCE PORTFOLIO

Our mission is to provide the best transparent product structures in the market. Today, we do this through ETPs, but we believe the future is through tokenized assets and blockchain-enabled finance, which are reshaping the future of our industry and creating new opportunities for growth and value creation.

As an early mover in the space, we launched a direct-to-consumer channel and our blockchain-native wallet, WisdomTree Prime™, which provides investors access to tokenized gold and U.S. dollar tokens, blockchain-enabled mutual funds and select crypto currencies. We are also exploring strategic partnerships and other business development opportunities for both our platform and product suite that could result in additional tokenization revenue streams in the future.

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1        U.S. publicly-traded asset manager peer group includes the following 12 companies: AB; AMG; APAM; BEN; BLK; BSIG; FHI; IVZ; JHG; TROW; VCTR; VRTS.

2        As of April 26, 2024.

3        Excludes $5.9 million, $0.7 million and $1.0 million of activist campaign expenses incurred during FY 2023, Q1 2024 and Q1 2023, respectively.

4        Organic margin expansion is exclusive of $4.5 million of contractual gold payments expense incurred during Q1 2023.

Earlier this year, we announced that WisdomTree was granted a charter from the New York State Department of Financial Services to operate as a limited purpose trust company under the New York Banking Law, which allows us to launch WisdomTree Prime in New York. Including the forthcoming launch in New York, we have expanded the availability of WisdomTree Prime to 41 states and nearly 75% of the U.S. population.

Recently, we also launched the WisdomTree Prime Visa Debit Card, a digital and physical card enabling users to spend outside the WisdomTree Prime app. We are enhancing WisdomTree Prime’s products and capabilities and have plans to enable peer-to-peer transfers and payments in the upcoming quarters.

GRAHAM TUCKWELL’S CLAIMS ARE FALSE AND MISLEADING — AND HIS TWO PREVIOUSLY
NOMINATED DIRECTORS SUPPORT THE BOARD’S CURRENT STRATEGIC PLAN AND VISION

Dissident stockholder Graham Tuckwell, founder and Chairman of ETFS Capital Limited (“ETFS Capital”), is unfortunately attempting for the third year in a row to stop our positive momentum and hinder our growth by waging an activist campaign. He has, yet again, published numerous false and misleading statements that risk diverting attention from the fact that WisdomTree is successfully executing on its stated strategic plan and outperforming all companies in the Publicly-Traded Asset Manager Peer Group. His campaign is self-serving and not in the best interests of all WisdomTree stockholders. Moreover, Mr. Tuckwell filed his own proxy statement in support of his misguided campaign without alerting stockholders in his earlier public communications that he planned to do so, which deprived other stockholders of important information. He has not offered alternative nominees for election, yet continues his unproductive and value-destructive crusade against the Company. Indeed, two of our current directors who were handpicked by Mr. Tuckwell fully support the Board’s strategic plan and direction.

Mr. Tuckwell fails to recognize that our digital assets business is a valuable addition to the future of our Company and, as our results demonstrate, we remain laser-focused on our traditional ETP business as we build our digital assets business. Instead, he consistently issues information that is false. By cherry picking dates and data, he misleads investors as to how our operating margins and market share benchmark compared to peers.

Operating Margins

Our Publicly-Traded Asset Manager Peer Group had average and median reported adjusted operating margins of 33% and 31%, respectively, for FY 2023. Street consensus currently projects WisdomTree’s adjusted operating margin to continue expanding during the course of this year and finishing Q4 2024 at approximately 33%, which includes our digital assets spend.

We have significant operating leverage, and as our AUM continues to grow, our margins are expected to continue to expand. Our adjusted operating margins have expanded by 140 basis points organically during FY 2023 and by 280 basis points measured at March 31, 2024 as compared to Q1 2023.

Market Share

Mr. Tuckwell falsely claims that our focus on digital assets has resulted in a loss of ETP market share as compared to ProShares, VanEck and Global X.

Our digital assets efforts began in 2021, the first year we began recognizing the expense. At December 31, 2020, the AUM of WisdomTree’s U.S. business was $38 billion and the combined AUM of the U.S. businesses of WisdomTree, ProShares, VanEck and Global X was $159 billion, giving WisdomTree a market share of 24.0%. At March 31, 2024, the AUM of WisdomTree’s U.S. business was $78 billion and the combined AUM of these four companies’ U.S. businesses was $274 billion, giving WisdomTree a market share of 28.5%. This represents an 18.75% increase in market share, with WisdomTree having the largest share among the four companies. These numbers invalidate Mr. Tuckwell’s false claims.

In addition, WisdomTree analyzed its market share as compared to the entire U.S. ETP market for the period from December 31, 2020 (0.70% AUM market share) through March 31, 2024 (0.88% AUM market share), noting an increase of 25%, or 18 basis points.

Mr. Tuckwell’s assertions are false and misleading. Building our digital assets business has not been at the expense of our traditional ETP business. Our results speak for themselves — we have grown revenues, we have grown market share, we have expanded our operating margins, and our stock has significantly outperformed the average of our Publicly-Traded Asset Manager Peer Group.

WISDOMTREE HAS MADE SIGNIFICANT ENHANCEMENTS TO ITS CORPORATE GOVERNANCE,
INCLUDING ROTATING ALL COMMITTEE CHAIRS, AND HAS THE RIGHT BOARD IN PLACE TO
OVERSEE THE COMPANY’S STRATEGY

Our unified Board is diverse, independent and highly qualified, and includes the right mix of perspectives, experiences and skillsets critical to overseeing WisdomTree’s strategy and performance. It also includes six new, independent voices with the right expertise to help the Company execute its strategy, three of whom chair our Audit, Compensation and Nominating and Governance Committees.

Given our current trajectory, the returns generated for stockholders and the progress demonstrated by our various value-creation initiatives, the Board does not believe that appointing an investment bank to review strategic alternatives as Mr. Tuckwell has proposed makes any sense, nor is it in the best interests of the Company and its stockholders. While our Board is always open to value-maximizing opportunities, following Mr. Tuckwell’s plan at this time would likely destroy stockholder value.

Mr. Tuckwell seems to have forgotten that in 2022, we formed a special committee of the Board to review the entire business and evaluate WisdomTree’s operations, corporate strategy, capital deployment, digital assets and executive compensation. This committee included two of Mr. Tuckwell’s own director nominees who, after having direct access to all information, determined that WisdomTree is on the right path to generate significant stockholder value, and that we have the right management team to execute on this strategy and realize WisdomTree’s full potential across traditional ETPs and digital assets. The committee also found that there were no material opportunities to streamline costs without risking our ability to execute.

We have the right Board, including two directors previously nominated by Mr. Tuckwell who support the Board’s current strategic plan and vision and already provide ETFS Capital with Board representation commensurate with its ownership. This is not the time for further change.

VOTE “FOR” ALL OF OUR DIRECTORS ON THE WHITE PROXY CARD TO SHOW MR. TUCKWELL
THAT YOU SUPPORT YOUR BOARD AND MANAGEMENT TEAM

Our Board and management team have made numerous enhancements to our business in recent years, and now we need your support to let us continue to successfully execute. WisdomTree’s future is bright, and with our strong momentum and track record of growing our business, we are immensely confident in the ability of our Board, CEO and management team to succeed.

Do not let Mr. Tuckwell fool you. We have engaged with him extensively in good faith for several years and have considered and implemented many of his requests. However, he has continued to make false and misleading claims that paint an inaccurate picture of WisdomTree’s performance, strategy and value proposition. He is diverting the Board and management team from focusing on our long-term growth strategy and value-creation initiatives, and as a result is disrespecting you, his fellow stockholders.

We are confident that we have the right vision, talent and leadership in place to continue to grow and succeed. It is time to send Mr. Tuckwell a clear message — enough is enough. Vote “FOR” all directors and all items on the WHITE proxy card to ensure that WisdomTree can continue to deliver superior results for our stockholders.

Sincerely,

Win Neuger
Independent Chair of the WisdomTree Board

YOUR VOTE IS IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY “FOR” ALL WISDOMTREE

NOMINEES!

Remember, you can vote your shares via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares on the WHITE proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

Stockholders and All Others Call Toll Free: (877) 750-5836

Banks and Brokers Call: (212) 750-5833

Advisors

BofA Securities is serving as financial advisor, and Paul Hastings and Goodwin Procter are serving as legal counsel to WisdomTree. Innisfree M&A is serving as proxy solicitor, and H/Advisors Abernathy is serving as strategic communications advisor.

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models, solutions and products leveraging blockchain technology. We empower investors and consumers to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing and have launched next-generation digital products, services and structures, including digital or blockchain-enabled mutual funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.*

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*        The WisdomTree Prime digital wallet and digital asset services are made available through WisdomTree Digital Movement, Inc. (NMLS ID: 2372500) and, after the forthcoming launch in New York, through WisdomTree Digital Trust Company, LLC, in select U.S. jurisdictions and may be limited where prohibited by law. WisdomTree Digital Trust Company, LLC is chartered as a limited purpose trust company by the New York State Department of Financial Services to engage in virtual currency business. Visit https://www.wisdomtreeprime.com or the WisdomTree Prime mobile app for more information.

WisdomTree currently has approximately $106.5 billion in assets under management globally.

For more information about WisdomTree and WisdomTree Prime™, visit: https://www.wisdomtree.com.

Please visit us on X, formerly known as Twitter, at @WisdomTreeNews.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions.

Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 23, 2024, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Information Regarding the 2024 Annual Meeting and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, in connection with the solicitation of proxies for the 2024 Annual Meeting and, beginning on April 29, 2024, mailed the Proxy Statement and other relevant documents to its stockholders as of the April 19, 2024 record date for the 2024 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at https://ir.wisdomtree.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, which was filed with the SEC on April 29, 2024 and can be found through the SEC’s website. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Proxy Statement, such information has been or will be reflected in Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Non-GAAP Financial Measurements

This letter discloses certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context of our GAAP results. The non-GAAP financial measurements contained in this press release include adjusted operating income and numbers derived therefrom. We disclose these non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting these non-GAAP financial measurements provides investors with a consistent way to analyze our performance.

GAAP to NON-GAAP RECONCILIATION (CONSOLIDATED)
(in thousands)
(Unaudited)
Three Months Ended
Adjusted Operating Income and Adjusted Operating Income Margin:	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	Mar. 31, 2023
Operating revenues	$96,838	$90,844	$90,423	$85,724	$82,044
Operating income	$27,950	$26,035	$26,705	$18,181	$16,571
Add back: Expenses incurred in response to an activist campaign	695	—	—	4,913	967
Adjusted operating income	$28,645	$26,035	$26,705	$23,094	$17,838
Adjusted operating income margin	29.6%	28.7%	29.5%	26.9%	21.4%

Contact Information

Investor Relations
WisdomTree, Inc.
Jeremy Campbell
+1.917.267.3859
Jeremy.campbell@wisdomtree.com

Media Relations
WisdomTree, Inc.
Jessica Zaloom
+1.917.267.3735
jzaloom@wisdomtree.com

H/Advisors Abernathy
Tom Johnson / Dana Gorman
tom.johnson@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update